Exhibit 99(B)

THIS CALLABLE STRIDES SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CALLABLE STRIDES SECURITIES IN CERTIFICATED FORM, THIS CALLABLE STRIDES SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CALLABLE STRIDES SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CALLABLE STRIDES SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	Units
CUSIP	(Each Unit representing $ principal amount of Callable STRIDES)

MERRILL LYNCH & CO., INC.
7% Callable STock Return Income DEbt SecuritiesSM
due November     , 2004
Payable at maturity with Amgen Inc, common stock
(“Callable STRIDESSM”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, if not previously called or redeemed, for each Unit interest at a rate of 7% per year payable quarterly in arrears on February     , May     , August    and November    of each year beginning February     , 2003. On November     , 2004 (the “Stated Maturity”), if not redeemed or called on or prior to the Stated Maturity, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit any accrued and unpaid interest plus one share of Amgen Inc. (“Amgen”) common stock, subject to adjustment for certain corporate events relating to Amgen as described below. If the Callable STRIDES are called by the Company, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit any accrued and unpaid interest plus the Call Price, as defined below, on the Call Date, as defined below. If the Callable STRIDES are redeemed by the Company, as described below under the heading entitled “Redemption Event”, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit one share of Amgen common stock, subject to adjustment for certain corporate events relating to Amgen as described below, plus the Accrued Interest Amount and Present Value Amount, each as defined below.

Payment or delivery of interest, Amgen common stock, the Call Price, the Redemption Price (as defined below) and any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America, if applicable, as at the time of payment is legal tender for payment of public and private debts.

This Callable STRIDES Security is one of the series of 7% Callable STock Return Income DEbt SecuritiesSM due November , 2004, payable at maturity with Amgen Inc. common stock.

Interest

The Company will pay interest on the Callable STRIDES at a rate of 7% per year on the principal amount represented by this Callable STRIDES Security from November , 2002, or from the most recent Interest Payment Date, as defined below, for which interest has been paid or provided for, to but excluding the Stated Maturity, Call Date or Redemption Date, as applicable. Interest will be paid on the Callable STRIDES in cash quarterly in arrears on February            , May            , August    and November    of each year (each such date being an “Interest Payment Date”) and on the Stated Maturity, Call Date or Redemption Date, as applicable, beginning February , 2003. The Company will pay interest to the persons in whose names the Callable STRIDES are registered at the close of business on the “Regular Record Dates”, which shall be the immediately preceding January , April , July , and October , respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by the Company, the final payment of interest will be paid to the person to whom the Company delivers Amgen common stock or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” below. Interest on the Callable STRIDES will be computed on the basis of 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day with no additional interest accruing as a result of the delayed payment.

Payment at the Stated Maturity

If the Callable STRIDES are not redeemed or the Company does not call the Callable STRIDES on or prior to the Stated Maturity then on the Stated Maturity each Unit will be entitled to receive a cash payment equal to any accrued and unpaid interest plus one share of Amgen common stock or the Exchange Property, as applicable; however, if the Share Multiplier, as defined below, is more or less than one (1), due to certain corporate events, as described below, then each Holder of a Unit will receive the number of shares of Amgen common stock equal to the Share Multiplier. The Company will not distribute any fractional shares of Amgen common stock. If the Share Multiplier is adjusted to account for certain corporate events, as described below, and the number of shares to be delivered on the Stated Maturity is not divisible by a whole number, the Company will aggregate all share amounts due to the Holder on the Stated Maturity and in lieu of delivering a fractional share of Amgen common stock at the Stated Maturity, will instead pay to the Holder an amount equal to the cash value of the fractional share based upon the Closing Market Price, as defined below, of Amgen common stock. If the Stated Maturity is not a Business Day, each Unit shall receive the Amgen common stock and any accrued and unpaid interest or other amounts due on the next Business Day with no additional interest accruing as a result of the delayed payment.

Payment at the Call Date

If the Company chooses to call the Callable STRIDES on or prior to the Stated Maturity each Unit will be entitled to receive the Call Price plus any accrued and unpaid interest on the Call Date. The Company may call the Callable STRIDES, in whole but not in part, on any Business Day beginning on November     , 2003 to and including the Stated Maturity (any such date being the “Call Date”) by giving notice to the Trustee, as defined below, on any Business Day at least 10 Business Days prior to the Call Date. Such notice will specify the Call Date, Call Price and the amount of accrued and unpaid interest payable on the Call Date. The “Call Price” is an amount, per each Unit of the Callable STRIDES, that when discounted from the Call Date to November     , 2002 by a discount factor based on an annual yield to call of         % and added to the present value of all interest payments made through and including the Call Date discounted to November     , 2002 by that same discount factor, will equal $            . The present value of each interest payment on this Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange and the Nasdaq Stock Market are open for trading as determined by the Calculation Agent.

“Share Multiplier” initially means 1.0, but is subject to adjustment due to certain corporate events described below.

The “Calculation Agent” for all purposes related to the Callable STRIDES shall be Merrill Lynch, Pierce, Fenner & Smith Incorporated. Except as otherwise set forth herein, all determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Callable STRIDES.

Redemption Event

If on any date the product of the Closing Market Price of Amgen common stock and the Share Multiplier is less than $1.00, the Callable STRIDES will be redeemed on the third Business Day following such date (the “Redemption Date”). If a redemption is triggered as described above, then on the Redemption Date for each Unit of Callable STRIDES, the Company will deliver, in addition to such number of shares of Amgen common stock equal to the then current Share Multiplier plus accrued and unpaid interest to the Redemption Date (the “Accrued Interest Amount”), a cash amount equal to the present value of the additional interest that would have been paid through the Stated Maturity with respect to each Unit but for the early redemption of the Callable STRIDES (the “Present Value Amount”). The number of shares of Amgen common stock deliverable, plus the Accrued Interest Amount and Present Value Amount payable, in connection with one Unit of Callable STRIDES are together referred to as the “Redemption Price” of such Callable STRIDES. The Present Value Amount will be calculated at the sole discretion of the Calculation Agent, whose determination shall be conclusive for all purposes and binding on the Company and the Holders of the Callable STRIDES.

The Redemption Price will be delivered and paid to the Holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a Regular Record Date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled Interest Payment Date, the portion of the Redemption Price equal to the Accrued Interest Amount will be paid to the Holder of the Callable STRIDES as of such Regular Record Date.

Adjustments to the Share Multiplier; Market Disruption Events

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the Stated Maturity, Call Date or Redemption Date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to Amgen common stock or any other security received in a Reorganization Event, as defined below, in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations shall be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by Amgen for cash or in connection with the occurrence of a partial tender or exchange offer for Amgen common stock by Amgen.

The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which the Company becomes aware of this occurrence, provide written notice to the Trustee, which shall provide notice to the Holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If Amgen common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to Amgen common stock will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of Amgen common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If Amgen common stock is subject (i) to a stock dividend that is given ratably to all holders of shares of Amgen common stock or (ii) to a distribution of shares of Amgen common stock as a result of the triggering of any provision of the corporate charter of Amgen, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the number of shares of Amgen common stock issued with respect to one share of Amgen common stock, and

•	the prior Share Multiplier.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to Amgen common stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled Reorganization Events below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to Amgen common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on Amgen common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder) by an amount equal to at least 10% of the Closing Market Price of Amgen common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “Ex-Dividend Date”). If an Extraordinary Dividend occurs with respect to Amgen common stock, the Share Multiplier will be adjusted on the Ex-Dividend Date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier, and

•
a fraction, the numerator of which is the Closing Market Price per share of Amgen common stock on the Trading Day preceding the Ex-Dividend Date, and the denominator of which is the amount by which the Closing Market Price on the Trading Day preceding the Ex-Dividend Date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Amgen common stock will equal:

•
in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such shares of Amgen common stock, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Amgen common stock described in clause (a), (d) or (e) of the section entitled Reorganization Events below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled Reorganization Events. A distribution on Amgen common stock described in the section entitled Issuance of transferable rights or warrants that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Closing Market Price” means if Amgen common stock (or any other security for which a Closing Market Price must be determined for purposes of this Callable STRIDES) is listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the Closing Market Price for any date of determination on any Trading Day means for one share of Amgen common stock (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

•
the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•
if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the- counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•
if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the Calculation Agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If Amgen common stock (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the Closing Market Price for any date of determination on any Trading Day means for one share of Amgen common stock (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the Calculation Agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Market Price shall mean the average (mean) of the last available bid and offer price on that exchange.

If Amgen common stock (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the Closing Market Price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

“Market Disruption Event” means:

(1)
a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of Amgen common stock on the primary market for Amgen common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to Amgen common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(2)
a determination by the Calculation Agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of the Company, the Calculation Agent or any of their affiliates to unwind all or a material portion of the hedge with respect to these Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

(2)	a decision to permanently discontinue trading in the relevant options contracts related to Amgen common stock will not constitute a Market Disruption Event,

(3)
limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Amgen common stock,

(4)	a suspension of trading in an options contract on Amgen common stock by the primary securities market trading in the options contracts related to Amgen common stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to the options contracts on Amgen common stock, or

•	a disparity in bid and ask quotes relating to options contracts on Amgen common stock will constitute a suspension or material limitation of trading in options contracts related to Amgen common stock, and

(5)
a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to Amgen common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below, includes securities other than Amgen common stock, then the above definition shall be revised to include each such security in the same manner as Amgen common stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If Amgen issues transferable rights or warrants to all holders of Amgen common stock to subscribe for or purchase Amgen common stock, including new or existing rights to purchase Amgen common stock pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•	the number of shares of Amgen common stock that can be purchased with the cash value of such warrants or rights distributed on a single share of Amgen common stock.

The number of shares that can be purchased will be based on the Closing Market Price of Amgen common stock on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the Stated Maturity of the Callable STRIDES,

(a)	there occurs any reclassification or change of Amgen common stock, including, without limitation, as a result of the issuance of tracking stock by Amgen,

(b)	Amgen, or any surviving entity or subsequent surviving entity of Amgen (a “Successor Entity”), has been subject to a merger,

combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of Amgen or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	Amgen is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	Amgen issues to all of its shareholders equity securities of an issuer other than Amgen, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Amgen (an event in clauses (a) through (f) a “Reorganization Event”),

then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of Amgen common stock in or as a result of the Reorganization Event, and where Amgen common stock continues to be held by the holders receiving such distribution, the Amgen common stock. The Exchange Property will either:

A.
be delivered at the Stated Maturity to the Holders of the Callable STRIDES in an amount per Unit equal to the amount of Exchange Property delivered with respect to the number of shares of Amgen common stock equal to the Share Multiplier at the time of the Reorganization Event, or

B.	at the option of the Calculation Agent, the Exchange Property will be liquidated and the cash proceeds will be paid to the Holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•
consists only of cash or if the Calculation Agent exercises its option to liquidate the Exchange Property following its distribution, then, unless the Company exercises its right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of Amgen common stock consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of Amgen common stock, or (ii) in the case where the Exchange Property is liquidated, on the date specified by the Company as described below, and Holders of the Callable STRIDES will receive, in lieu of any Amgen common stock and in full satisfaction of the Company’s obligations under the Callable STRIDES, the lesser of:

(i)
the product of (a) the amount of cash received with respect to one share of Amgen common stock and the then current Share Multiplier, or (b) the value of the Exchange Property liquidated with respect to one share of Amgen common stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

(ii)
the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to September     , 2003) plus accrued and unpaid interest to the early redemption date, in each case, no interest will accrue on the Callable STRIDES following the early redemption date. If the Calculation Agent exercises the option to liquidate the Exchange Property, the Company will give notice to the Trustee under the Indenture, as defined below, as to the election to liquidate the Exchange Property which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth business Day following the last date on which the Exchange Property is sold.

•
consists of more than one type of property and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders of the Callable STRIDES will receive at the Stated Maturity a pro rata share of each such type of Exchange Property; and

•
includes a cash component and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders of the Callable STRIDES will not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If the Company elects to call the Callable STRIDES each Unit will receive only any accrued and unpaid interest plus the Call Price, and will not be entitled to receive Amgen common stock, any Exchange Property or any other consideration at the Stated Maturity.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent manifest error.

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Unit of the Callable STRIDES described above, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Unit of the Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on Amgen common stock or any successor common stock. The Company will provide notice of any such election to the Trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to Amgen common stock and will detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Unit of the Callable STRIDES.

General

This Callable STRIDES is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Callable STRIDES, and the terms upon which the Callable STRIDES are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Callable STRIDES, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Callable STRIDES.

As described above, the Callable STRIDES are subject to redemption by the Company, but not at the option of the Holder, prior to the Stated Maturity.

In case an Event of Default with respect to any Callable STRIDES shall have occurred and be continuing, the amount payable to a Holder of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES, with respect to each Unit hereof, will be equal to the consideration due at the Stated Maturity with respect to such Unit, calculated as though the date of acceleration were the Stated Maturity of the Callable STRIDES, provided, however, that the value of such consideration shall not be greater than an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date, calculated as though the date of acceleration were the Call Date, whether or not such date is before or after November     , 2003.

In case of default in payment of the Callable STRIDES (whether at any Interest Payment Date, the Stated Maturity, the Call Date, a redemption date or upon acceleration), from and after that date the Callable STRIDES shall bear interest, payable upon demand of the Holders thereof, at the rate of       % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Callable STRIDES to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate public offering price or principal amount, as the case may be, of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate public offering price or principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Callable STRIDES shall be conclusive and binding upon such Holder and upon all future Holders of this Callable STRIDES and of any Callable STRIDES issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Callable STRIDES.

No reference herein to the Indenture and no provision of this Callable STRIDES or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any consideration due with respect to this Callable STRIDES and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Callable STRIDES may be registered on the Security Register of the Company, upon surrender of this Callable STRIDES for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Callable STRIDES, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Callable STRIDES are issuable only in registered form without coupons in denominations of $ and integral multiples thereof. This Callable STRIDES shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Callable STRIDES shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Callable STRIDES, this Callable STRIDES shall be exchangeable for Callable STRIDES in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $ and integral multiples thereof. Such definitive Callable STRIDES shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Callable STRIDES are so delivered, the Company may make such changes to the form of this Callable STRIDES as are necessary or appropriate to allow for the issuance of such definitive Callable STRIDES.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company and each Holder of a Callable STRIDES by acceptance hereof hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company with a fixed principal amount unconditionally payable on the Stated Maturity equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract pursuant to which the Holder agrees to use the principal payment due on the debt instrument to make a payment to the Company in exchange for the right to receive one share of Amgen common stock at maturity.

Prior to due presentment of this Callable STRIDES for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Callable STRIDES is registered as the owner hereof for all purposes, whether or not this Callable STRIDES be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Callable STRIDES which are defined in the Indenture but not in this Callable STRIDES shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Callable STRIDES shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:     November    , 2002

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.		Merrill Lynch & Co., Inc.
[Copy of Seal]

JPMorgan Chase Bank, as Trustee		By:

Treasurer

By:		Attest:

Authorized Officer			Secretary